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                                                                     EXHIBIT 5.1

C L I F F O R D                                          CLIFFORD CHANCE US LLP
C H A N C E
                                                         200 PARK AVENUE
                                                         NEW YORK NY 10166 0153

                                                         TEL  +1 212 878 8000
                                                         FAX  +1 212 878 8375
                                                         www.cliffordchance.com

March 2, 2004

Municipal Mortgage & Equity, LLC
621 East Pratt Street, Suite 300
Baltimore, Maryland  21202

Ladies and Gentlemen:

We have acted as counsel to Municipal Mortgage & Equity, LLC ("MuniMae") in connection with the offer and sale by MuniMae of 1,950,000 of its common shares, no par value per share ("Common Shares"). The Common Shares are being sold pursuant to MuniMae's Registration Statement on Form S-3 (File No. 333-107277) under the Securities Act of 1933, as amended (together with any amendments thereto, the "Registration Statement").

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus supplement for the offering of the Common Shares dated March 2, 2004, the Common Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus and prospectus supplement, which are a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP